EXHIBIT 99.1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors
TherMatrx, Inc.
Northbrook, IL 60062

We have audited the accompanying balance sheets of TherMatrx, Inc. as of September 30, 2003 and 2002, and the related statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TherMatrx, Inc. as of September 30, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Sincerely,

Benham, Ichen & Knox LLP

November 10, 2003, except for Note 12
as to which the date is July 28, 2004

TherMatrx, Inc.
Balance Sheets
(In thousands, except share and per share data)

	September 30, 2003	September 30, 2002
Assets
Current assets
Cash and cash equivalents	$660	$694
Short term investments	10	10
Accounts receivable, net	2,238	1,816
Inventories, net	3,486	1,780
Other current assets	154	268

Total current assets	6,548	4,568
Property, plant and equipment, net	319	311
Intangibles, net	2,017	2,238
Investment in technology and other assets	44	36

Total assets	$8,928	$7,153

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$325	$258
Other accrued expenses	912	654
Deferred revenue and customer deposits	964	1,053

Total current liabilities	2,201	1,965
Long-term liabilities	550	537
Stockholders’ equity
Common stock, par value $.001 per share; authorized 14,000,000 shares; issued and outstanding:
3,225,321 shares	6,101	6,101
Preferred stock, par value $.001 per share; authorized 6,000,000 shares; issued and outstanding:
5,175,000 shares	6,500	6,500
Retained earnings	(6,424)	(7,950)

Total stockholders’ equity	6,177	4,651

Total liabilities and stockholders’ equity	$8,928	$7,153

The accompanying notes are an integral part of the financial statements.

TherMatrx, Inc.
Statements of Income and Retained Earnings
(In thousands)

	Year Ended
	September 30, 2003	September 30, 2002
Net sales	$13,290	$7,360
Cost of sales	3,693	2,986

Gross profit	9,597	4,374
Operating expenses
Marketing and selling	5,543	3,662
Research and development	996	849
General and administrative	2,400	1,846

Total operating expenses	8,939	6,357
Operating income	658	(1,983)
Other income (expense)
Licensing revenue, net	873	—
Interest income	3	19
Interest expense	(8)	—

Total other income (expense)	868	19
Income before income taxes	1,526	(1,964)
Provision for income taxes	0	0

Net income	$1,526	($1,964)

Retained earnings, beginning of year	($7,950)	($5,986)

Retained earnings, end of year	$(6,424)	$(7,950)

The accompanying notes are an intergral part of the financal statements.

TherMatrx, Inc.
Statements of Cash Flow
(In thousands)

	Year Ended
	September 30, 2003	September 30, 2002
Cash flows from operating activities
Net income	$1,526	($1,964)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	351	295
Changes in operating assets and liabilities
Accounts receivable	(422)	(1,714)
Inventories	(1,714)	(968)
Accounts payable and accrued expenses	249	2,014
Other assets	113	159

Net cash provided by operating activities	103	(2,178)
Cash flows from investing activities
Purchase of property, plant and equipment	(137)	(211)

Net cash used in investing activities	(137)	(211)
Cash flows from financing activities
Issuance of common stock	—	2,101
Proceeds on line of credit	500
Payments on line of credit	(500)	—

Net cash provided by (used in) financing activities	—	2,101
Net increase (decrease) in cash and cash equivalents	(34)	(288)
Cash and cash equivalents at beginning of period	694	982

Cash and cash equivalents at end of period	$660	$694

Supplemental disclosure
Cash paid for interest	$8	$0
Cash paid for taxes	$7	$0

The accompanying notes are an integral part of the financial statements.

TherMatrx, Inc.
Notes to Financial Statements
Years Ended September 30, 2003 and 2002

NOTE 1 — ORGANIZATION AND OPERATION

TherMatrx, Inc. (the Company) was incorporated in the state of Delaware on November 13, 1997. The Company is marketing a new medical device to treat Benign Prostatic Hyperplasia (BPH), which is a non-cancerous enlargement of the prostate gland. The Company is doing business throughout the United States.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Method of Accounting

The Company prepares its financial statements using the accrual basis of accounting in accordance with generally accepted accounting principles accepted in the United States of America.

Cash and Cash Equivalents

Cash and cash equivalents include all monies in banks and highly liquid investments with maturity dates of less than 60 days.

Inventory

Inventories are stated at the lower of cost or market.

Property and Equipment

Property and Equipment are carried at cost. Depreciation is provided using the straight-line method at rates based on the following useful lives:

Furniture and Fixtures	5	years
Equipment	3 – 5	years
Leasehold Improvements	1 – 3	years

Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Use of Estimates

The process of preparing financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Advertising

The Company expenses advertising costs as they are incurred.

TherMatrx, Inc.
Notes to Financial Statements
Years Ended September 30, 2003 and 2002

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

Income taxes are accounted for in accordance with the provisions of Statement of Financial Accounting Standards No. 109. The provision for income tax expense or benefit is based on income or loss reported for financial statement purpose adjusted for temporary and permanent differences between reported financial and taxable income or loss. The Federal Net Operating Loss, at September 30, 2003 totals $7,367,458 and can be used to offset taxable income.

Revenue Recognition

Revenue is generally recognized when products are shipped. For equipment shipped to a customer for evaluation, revenue is recognized when the customer signs a contract to purchase the equipment that has been delivered. (See Note 12)

Patents

Patents are amortized on the straight-line basis over 15 years.

Costs	$4,000,000
Proceeds from Lawsuit	(670,000)
Accumulated Amortization	(1,313,500)

Patents, Net	$2,016,500

NOTE 3 — COMMITMENTS

The Company has an operating lease for its office and warehouse space. The minimum monthly rental is $7,751. The lease expires on January 31, 2006. The Company is responsible for its proportional share of real estate taxes, operating expenses, and escalation clauses.

The Company leases a vehicle under an operating lease which expires in April 2006.

Future minimum rental payments:

Year Ending
September 30	Amount
2004	$102,634
2005	104,876
2006	37,429

Total	$244,939

TherMatrx, Inc.
Notes to Financial Statements
Years Ended September 30, 2003 and 2002

NOTE 3 — COMMITMENTS (CONTINUED)

Rent expense for the years ended September 30, 2003 and 2002, was $99,550 and $99,069, respectively.

The Company has entered into several consulting agreements with doctors to provide services on an hourly or fixed fee basis. Consulting fees, charged to expense for the years ended September 30, 2003 and 2002, were $224,750 and $208,947, respectively.

NOTE 4 — INVESTMENT

Investment consists of a time deposit worth $10,424. The carrying value of this investment approximates fair value because of the short-term maturity of this financial instrument. This investment is collateral for an open line of credit with a third party.

NOTE 5 — CONCENTRATION OF CREDIT RISK

The Company maintains cash accounts in two financial institutions. Balances in these accounts exceed the federally insured limit of $100,000.

NOTE 6 — RELATED PARTY

The Company has entered into a consulting and non-compete, non-disclosure agreement with BSD Medical Corporation (BSD). BSD owns 78% of the Company’s common stock.

Consulting Agreement

The Company will use the expertise, on an “as needed” basis, of employees of BSD in the development and monitoring the “FDA” compliance regulations of a medical device to treat Benign Prostatic Hyperplasia. For the years ended September 30, 2003 and 2002, the Company has paid approximately $230,000 and $292,000 for these services, respectively.

Other

The Company purchased inventory and equipment from BSD totaling $1,161,007 and $1,856,031 for the years ended September 30, 2003 and 2002. Included in Accounts Payable is the amount due to BSD of $70,702.

Non-compete, Non-disclosure Agreement

BSD has entered into an agreement with the Company not to engage in any business or provide any services in the treatment of any benign conditions or diseases of the prostrate gland. BSD shall not disclose any “Confidential Information” of the clinical trials or the medical device used in such treatments.

TherMatrx, Inc.
Notes to Financial Statements
Years Ended September 30, 2003 and 2002

NOTE 7 — LINE OF CREDIT

The Company has two lines of credit with a commercial bank which provide borrowings up to $1,000,000 and $1,200,000.

The $1,000,000 line of credit bears interest at a variable rate, the Wall Street Journal prime, and is payable monthly. The balance outstanding at September 30, 2003 was $0.

The $1,200,000 line of credit bears interest at a variable rate, the Wall Street Journal prime, and is payable monthly. The balance outstanding at September 30, 2003 was $0.

Both of the lines of credit are secured by certain assets of the Company and a personal guarantee of certain officers.

The agreement with the bank contains covenants which require the Company to achieve certain minimum performance levels. As of September 30, 2003 the Company is in compliance with these covenants.

NOTE 8 — CAPITALIZATION AND VALUATION OF INTANGIBLES

Capitalization	Date	# of Shares	Amount
Common Stock	11/13/97	2,700,000	$4,000,000
	12/01/01	525,321	$2,101,284

Preferred Stock	11/13/97	2,300,000	$3,250,000
	4/20/99	2,875,000	$3,250,000

Common and Preferred Stock

The Board of Directors has unanimously approved, at the October 19, 2001 meeting, that the total number of shares of stock which the Corporation shall have authority to issue will be increased to twenty million (20,000,000) shares each having a par value of $.001 per share, divided into (a) fourteen million (14,000,000) shares of common stock (the “Common Stock”) and (b) six million (6,000,000) shares of preferred stock (the “Preferred Stock).

Stock Options

The Company has a stock option plan that allows the Board of Directors to grant incentive stock options to employees and nonqualified stock options to employees and consultants of the company. This plan was originally approved in 1997, and was amended and restated in October of 2000. A total of 1,750,000 shares of stock were reserved for issuance under this plan. As of September 30, 2003 there were 109,209 shares available for future grants. Options expire ten years after the date of grant and are subject to varying vesting schedules.

TherMatrx, Inc.
Notes to Financial Statements
Years Ended September 30, 2003 and 2002

NOTE 8 — CAPITALIZATION AND VALUATION OF INTANGIBLES (CONTINUED)

Additionally the Board of Directors has approved special option grants. In October of 2001, the Board approved the grant of 118,687 options as part of a private offering to raise working capital. These options, priced at $4.00 per share, vested immediately and expire at the end of May 2004.

In May of 2003, the Board approved a special option grant of 200,000 shares to an employee of the Company. These options, priced at $7.50 per share, vest over a 5-year period and expire in 10 years.

The following table summarizes our option activity:

Year ended September 30	2003		2002
	Number of	Avg. Price	Number of	Avg. Price
	Options	per Option	Options	per Option

Options outstanding, beginning of year	1,756,601	$2.49	1,446,347	$2.17

Options granted	206,387	7.50	310,254	4.00
Options cancelled	(3,510)	4.00	0	—
Options exercise	0	—	0	—

Options outstanding, end of year	1,959,478	3.01	1,756,601	2.49

Valuation of Intangibles

In order to establish the value of the patents and patent rights contributed, the Company compared the percentage of the shares acquired for cash with the percentage acquired for the rights to the patents. Based on the expectation that the “Milestone Closing” would be achieved, it was determined that the intangible assets contributed were worth $4,000,000 (Note 2). This asset is shown in the financial statements, as Patents, Net, and it will be amortized over 15 years in accordance with generally accepted accounting principles. The patents and patent rights were contributed to the Company for common stock valued at $4,000,000.

NOTE 9 — RETIREMENT PLAN

The Company maintains a SIMPLE retirement plan which allows for employee salary deferral contributions as well as employer contributions. Employees must meet certain compensation requirements to participate in the plan. Participants are vested 100% in both the employee salary deferral and the employer contribution. The employer contributions for the years ended September 30, 2003 and 2002, were $88,269 and $43,307, respectively.

TherMatrx, Inc.
Notes to Financial Statements
Years Ended September 30, 2003 and 2002

NOTE 10 — ECONOMIC DEPENDENCY

The Company purchases from two vendors, of which one is a related party, the control boxes of the TMX 2000 System.

The Company purchases all applicators from one supplier.

NOTE 11 – OTHER INCOME

Other income is primarily derived from licensing of certain company owned patents.

NOTE 12 – REVENUE RESTATEMENT

In July of 2004, the stock of Thermatrx, Inc. was sold to a third party. The revenue recognition policy of the acquiring company is different than that of Thermatrx, Inc. The financial statements for the years ended September 30, 2003 and 2002 have been restated to reflect the revenue recognition policy of the acquiring company.

The acquiring company recognizes revenue when legal title to the good passes to its customers. The company reports sales net of estimated returns and discounts. Revenues from equipment sales are generally recognized when the equipment has been shipped and installed. Certain equipment sales occur under a contract, which includes combined pricing on both the equipment and consumable products. In these cases, a portion of revenue and related cost on the equipment in the contract is recognized as consumable products are shipped over the life of the contract.

The adjustment for the year ended September 30, 2003 decreased income by $5,452, increased deferred cost by $13,444, and increased deferred revenue by $7,992.

The adjustment for the year ended September 30, 2002 decreased income by $88,915, increased deferred cost by $265,585, and increased deferred revenue by $354,500.